CERTIFICATE OF CORRECTION
TO
CERTIFICATE OF LIMITED PARTNERSHIP
OF
THE ENDOWMENT MASTER FUND, L.P.

This Certificate of Correction to the Certificate of Limited Partnership of The Endowment Master Fund, L.P. (the "Partnership"), is being duly filed by The Endowment Fund GP, L.P., as general partner, to correct that certain Certificate of Limited Partnership filed on March 21, 2003, generally in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq., with such statute being referred to as the "Act"), and specifically under § 17-213(a) of the Act. The clause "Second" is being corrected to clarify the address of the Partnership's registered office and registered agent for service of process. The undersigned general partner hereby certifies that the portion of the Partnership's Certificate of Limited Partnership in corrected form is as follows:

Second: The name of the registered agent for service of process is The Corporation Trust Company and the address of such registered agent, and the address of the registered office in the State of Delaware, is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction to the Certificate of Limited Partnership of the Partnership on August 20, 2003.

General Partner:
The Endowment Fund GP, L.P.
By: The Endowment Fund Management, LLC, its general partner
By: /S/ A. HAAG SHERMAN A. Haag Sherman, Manager